SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. __)(1)

                                  Entrade Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  29382L 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 23, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |X| Rule 13d-1 (d)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                         SCHEDULE 13G                Page _ of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      WorldWide Web NetworX Corporation
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,800,000
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              1,800,000
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,800,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1:

(a)   The name of the issuer of the equity securities is Entrade Inc.

(b) The principal executive office of Entrade Inc. is located at 500 Central Avenue, Northfield, Illinois 60093.

ITEM 2:

(a) The name of the person filing this statement is WorldWide Web NetworX Corporation.

(b) The business address of WorldWide Web NetworX Corporation is 521 Fellowship Road, Suite 130, Mt. Laurel, NJ 08054.

(c)   WorldWide Web NetworX Corporation is a Delaware corporation.

(d)   The tile of the class of securities is Common Stock.

(e)   CUSIP Number: 29382L 10 0

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable

ITEM 4:  OWNERSHIP

(a) WorldWide Web NetworX Corporation is the sole owner of the 1,800,000 shares of Common Stock. WorldWide Web NetworX Corporation owns no other shares of the Common Stock of Entrade Inc.

(b)   The 1,800,000 shares is 11.5% of the total number of outstanding shares.

(c)   WorldWide Web NetworX Corporation has:

(i)   Sole power to vote or direct the vote:

             1,800,000 shares

(ii)  Shared power to vote or direct the vote:

             - 0 -

(iii) Sole power to dispose or to direct the disposition of:

             1,800,000 shares

(iv)  Shared power to dispose or to direct the disposition of:

             - 0 -

ITEM 5: OWNERSHIP OF FIVE PERCENT OF LESS OF A CLASS

Not applicable

ITEM 6: OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable

ITEM 8: IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10:  CERTIFICATION

(a)   Not Applicable

(b)   Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               February 14, 2000
                               -------------------------------
                                           Date

                               /s/ Allan M. Cohen
                               -------------------------------
                                         Signature

                               Allan M. Cohen, General Counsel
                               -------------------------------
                                         Name/Title